NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the American Depositary Shares, each representing one Ordinary Share (the "ADSs") of Cian PLC (the "Company") from listing and registration on the NYSE at the opening of business on August 1, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the ADSs are no longer suitable for continued listing and trading on the NYSE. The Exchange reached its decision pursuant to Section 802.01D of the NYSE Listed Company Manual, pursuant to which the Exchange can make an appraisal of, and determine on an individual basis, the suitability for continued listing in light of all pertinent facts whenever it deems such action appropriate, even though a security meets or fails to meet any enumerated criteria. In this regard, the Exchange may consider any other event or condition which may exist or occur that makes further dealings or listing of the securities on the Exchange inadvisable or unwarranted in the opinion of the Exchange. On February 28, 2022, trading in the ADSs was halted. On March 15, 2023, the Exchange determined that the ADSs of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the ADSs listing and registration on the NYSE. The Company was notified by phone and letter on March 15, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on March 15, 2023. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the ADSs, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company filed such a request on March 28, 2023, within the specified time period. On July 21, 2023, the Committee issued a decision in which it upheld the Exchange's previously announced determination to delist the Company's ADSs. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.